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                                                                   Exhibit 10.2


                                    AGREEMENT


THIS AGREEMENT is dated as of the 30th day of January 2004.

BETWEEN: Net2Phone, Inc., ("Net2Phone") a corporation existing under the laws of the State of Delaware USA, having its principal place of business at 520 Broad Street Newark, NJ 07102, USA; and

AND: Union Telecard Alliance, LLC ("UTA") a limited liability company existing under the laws of the State of Delaware, USA, having its principal place of business at 44 Cherry Valley Avenue, West Hempstead, NY 11552, USA.

IT IS HEREBY AGREED as follows:

1.       Interpretation

1.1      Definitions

         In this Agreement the following terms shall have the following meanings:

         "Active Cards" means those Cards with unused minutes that were activated within the Effective Period that have not expired or been disabled or deactivated pursuant to this Agreement.

         "Cards" means those prepaid disposable calling cards distributed by UTA on behalf of Net2Phone.

         "Effective Date" means December 31, 2003 at 11:59 p.m.

         "Effective Period" means the two-year period predating the Effective Date.

         "Final Payment" is defined in paragraph 4.5.

         "Inactive Cards" means Cards that were activated prior to January 1, 2002 at 12:00 a.m.

         "Net Value" means the price that Net2Phone charged UTA for the sale of a Card.

         "Reconciliation Date" means December 31, 2005 at 11:59 p.m.

         "Reconciliation Period" means the period between the Effective Date and the Reconciliation Date.

         "Return Allowance Reserve" means the monies representing the Net Value of all unused Active Cards in the market.

1.2      Construction of Certain References

         In this Agreement where the context admits:


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         (a) references to "this Agreement" or to any other agreement or document referred to in this Agreement mean this Agreement or such other agreement or document as amended, varied, supplemented, modified or novated from time to time, and include any schedules;

         (b) references to clause(s) and schedule(s) are references to clause(s) and schedule(s) of and to this Agreement; references to paragraphs are, unless otherwise stated, references to paragraphs of this Agreement; and

         (c) any reference to a "writing" shall include typewriting, printing, lithography, photography, telex, facsimile and the printed out version of a communication by electronic mail and other modes of representing or reproducing words in a legible form.

1.3      Headings

         The headings and sub-headings are inserted for convenience only and shall not affect the construction of this Agreement.

2.       Commencement and Duration

2.1 This Agreement shall commence on the Effective Date and expire upon the Reconciliation Date and Final Payment.

3.       Payments

3.1 Return Allowance Reserve. Upon execution of this Agreement, Net2Phone shall transfer the Return Allowance Reserve to UTA as of the Effective Date which the parties agree is $777,989.51. The Return Allowance Reserve shall be maintained by UTA in an FDIC insured bank to be mutually agreed upon by the parties. In the event of a shortfall in the Return Allowance Reserve during the Reconciliation Period, Net2Phone will be responsible for such shortfall, such shortfall shall include any amounts necessary to reimburse UTA for the expenses set forth in
         Section 3.4 below.

3.2 Accounts Receivable. Upon execution of this Agreement, UTA agrees to remit to Net2Phone the sum of $130,955.57 representing open accounts receivable due and owing to Net2Phone as of the Effective Date.

3.3 Net Commissions Due. Upon execution of this Agreement, Net2Phone agrees to remit to UTA the sum of $4,547.35 representing the net commissions due to UTA as of the Effective Date.

3.4 Expenses. Net2Phone agrees to reimburse UTA the sum of $42,608.37 representing certain expenses that UTA previously incurred in the printing and creating of Cards that remained inactive, with such reimbursement to be deducted by UTA in calculating the Final Payment.

4.       Reconciliation Period.

4.1 Usage during the Reconciliation Period. On the 1st day of each month during the Reconciliation Period, Net2Phone shall report all usage on Active Cards for the prior 30-day period. Within fifteen (15) days of receipt of the report, UTA shall remit payment to 1.1 Net2Phone calculated based upon the Net Value of usage on the Active Cards. Payment shall be made from the funds in the Return Allowance Reserve and the Return Allowance Reserve shall be reduced by the amount of the payment made to Net2Phone.


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4.2      Return of Active Cards during the Reconciliation Period. In the event
         UTA seeks to return Active Cards to Net2Phone during the Reconciliation Period, UTA shall submit the returns to Net2Phone via the OASIS system. Such submission shall contain a list of the Active Cards to be returned along with the control numbers. UTA represents and warrants that it will only issue returns to customers who have returned a physical card. Upon confirmation by Net2Phone that the unused balances remain on the returned Active Cards (which confirmation shall be completed within five (5) business days of UTA's return submission), UTA shall release to itself the Net Value of the returned Active Cards from the Return Allowance Reserve. The Return Allowance Reserve shall be reduced by the amount of the released funds to UTA.

4.3 Return of Inactive Cards during the Reconciliation Period. In the event UTA seeks to return Inactive Cards to Net2Phone during the Reconciliation Period, UTA shall submit the returns to Net2Phone via the OASIS system. Such submission shall contain a list of the Inactive Cards to be returned along with the control numbers. UTA represents and warrants that it will only issue returns to customers who have returned a physical card. Upon confirmation by Net2Phone that the unused balances remain on the returned Inactive Cards (which confirmation shall be completed within five (5) business days of UTA's return submission), UTA shall be entitled to payment of the Net Value of the returned Inactive Cards from Net2Phone. Payment shall be due within forty-five (45) days of confirmation by Net2Phone.

4.4 Return of Commissions. In the event UTA returns Active Cards and/or Inactive Cards pursuant to paragraphs 4.2 or 4.3, commissions originally paid on those Cards by Net2Phone to UTA shall be remitted back to Net2Phone by UTA within forty-five (45) days of Net2Phone's confirmation of the unused balances on the returned Active Cards and/or Inactive Cards.

4.5 Final Payment. On the Reconciliation Date, all remaining Active Cards shall be expired and after a final reconciliation between the parties, all funds remaining in the Return Allowance Reserve shall be returned to Net2Phone by February 15, 2006. ("Final Payment").

4.6 Services Provided by Net2Phone. During the Reconciliation Period and provided there has not been an early termination of this Agreement pursuant to paragraph 5.1, Net2Phone shall: (a) continue to provide all services for the Active Cards; (b) not increase the rates and/or fees associated with the Active Cards without the prior written consent of UTA; and (c) not expire or cause to be expired any Active Card even if it has an earlier expiration date.

5.       Termination

5.1 Either party may terminate this Agreement immediately by giving written notice to the other party if such other party:

         (a) becomes insolvent, is adjudicated bankrupt or compounds with or makes any arrangement with or makes a general assignment for the benefit of its creditors;

         (b) compulsorily or voluntarily enters into liquidation, except for the purposes of a bona fide reorganization and with the prior written approval of the other party;


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         (c)      has a receiver, manager or trustee appointed over the whole or a substantial part of its business or assets;

         (d)      suffers any analogous process, as those listed in (a), (b) and
                  (c) above, under any foreign law;

         (e) commits any material breach of any of the terms of this Agreement and fails to remedy that breach (if capable of remedy) within five (5) business days after written notice from the other party giving full particulars of the breach and requiring it to be remedied.

5.2 In the event of early termination of this Agreement pursuant to Section 5.1(e), the parties agree to submit the matter of the disposition of the Return Allowance Reserve and the parties rights and obligations thereto to the dispute resolution procedures contained in Section 6.11. In the event of early termination of this Agreement pursuant to Section 5.1(a)-(d), the parties agree to submit the matter of the disposition of the Return Allowance Reserve and the parties rights and obligations thereto to the applicable bankruptcy court, receiver or trustee, as the case may be.

6.       Miscellaneous

6.1 Limitation of Liability/Disclaimer of Warranties. Except as set forth in this Section 6.1, Net2Phone shall have no liability whatsoever to UTA or any third party for any error, act or omission in connection with the services provided in the Active Cards. All services provided hereunder are provided "as is" with no warranty of any kind. Neither party shall be liable for any indirect, punitive, incidental or consequential damages of any kind asserted by the other party or any third party. Net2Phone's liability shall be limited to a refund of the Net Value of the Active Card only for services interruptions caused by the gross negligence or wilful misconduct of Net2Phone. In no event shall Net2Phone be liable for any claims arising from any alleged misrepresentation in the marketing, advertising or branding of the Cards by UTA, provided that any such alleged misrepresentation is not due to any failure of Net2Phone to provide accurate information to UTA. UTA shall defend and indemnify Net2Phone for any claims asserted against Net2Phone arising out of any misrepresentation in any advertising or marketing of the Cards by UTA, provided that such misrepresentation was not due to any failure of Net2Phone to provide accurate information to UTA. Notwithstanding this Disclaimer of Warranties, Net2Phone will defend and indemnify UTA for any claims alleged by third parties of the third party's inability to use the services provided by Net2Phone.

6.2      Assignment

         This Agreement shall not be assigned by either party without the prior written consent of the other party to this Agreement.

6.3      Entire Agreement


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         This Agreement constitutes the whole agreement between the parties and supersedes and extinguishes any prior drafts, agreements, representations, warranties and arrangements of any nature, whether in writing or oral, relating to such subject matter. Any amendments, alterations or variations to this Agreement shall be made only in a writing agreed to and signed by both parties hereto.

6.4      No Waiver

         No failure to exercise nor any delay in exercising by any party to this Agreement of any right, power, privilege or remedy under this Agreement shall impair or operate as a waiver thereof in whole or in part.

6.5      No Partnership or Authority

         Nothing in this Agreement shall constitute or be deemed to constitute a partnership between the parties nor shall a party be deemed the agent of any other party for any purpose.

6.6 Independent Contractor. UTA is an independent contractor and when its employees act under the terms of this Agreement, they shall be deemed at all times to be under the supervision and responsibility of UTA. No person employed by UTA and acting under the terms of this Agreement shall be deemed to be acting as agent or employee of Net2Phone for any purpose whatsoever.

6.7      Successors

         This Agreement shall be binding upon, and inure to the benefit of, the successors, representatives and permitted assigns of the parties hereto.

6.8      Invalidity

         If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the laws of any jurisdiction, the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement shall not be affected in any other jurisdiction.

6.9      Notices

         Any notices required to be given under this Agreement or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing (a) personally delivered, in which case it shall be deemed to have been given upon delivery at the relevant address, or (b) sent by first class pre-paid post, in which case it shall be deemed to have been given two days after the date of posting, or (c) sent by recognized overnight courier, in which case it shall be deemed to have been given the next day, or (d) sent by facsimile, in which case it shall be deemed to have been given when dispatched, subject to confirmation of uninterrupted transmission by a transmission report, to the following persons of either UTA or Net2Phone at the following address:


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         FOR NET2PHONE:
         Net2Phone, Inc.
         520 Broad Street, 8th Floor
         Newark, New Jersey 07102
         Attn: General Counsel
         (p) (973) 438-3066
         (f) (973) 438-3100

         FOR UTA:
         Union Telecard Alliance, LLC
         44 Cherry Valley Avenue
         West Hempstead, NY 11552
         Attn:  Joseph Farber
         (p) 516-394-1501 (x113)
         (f) 516-394-1537

6.10     Governing law

         This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey and each of the parties irrevocably submits to the exclusive jurisdiction of the federal and state courts in New Jersey.

6.11     Dispute Resolution Procedures

         The parties will initially refer all disputes under this Agreement (including the disposition of the Return Allowance Reserve in the event of an early termination of this Agreement due to a breach) to one or more executives appointed from both UTA and Net2Phone. The appointed executives will make reasonable attempts to resolve the dispute. In the event the executives are unable to resolve a dispute within twenty (20) days of a party receiving written notice of a dispute from the other party, the parties will submit the matter to binding arbitration according to the Commercial Rules of the American Arbitration Association and applying the Federal Rules of Evidence. The schedule and rules for the arbitration proceedings will be as set by the arbitrator(s) and the arbitration proceedings will be held in Newark, New Jersey, USA. Each party will bear its own costs of participating in the arbitration proceedings.

6.12     Due Authorizations

         Each party represents and warrants to the other party that (a) it has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and (b) the individual executing this Agreement on behalf of such party is duly authorized to execute this Agreement on behalf of such party and to bind such party hereby.



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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date written above.


NET2PHONE, INC.                             UNION TELECARD ALLIANCE, LLC


By: __________________________              By:______________________________
Name: ________________________              Name:____________________________
Title: _______________________              Title: __________________________
Date: ________________________              Date: ___________________________





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